Issuer Free Writing Prospectus

Filed by Nomura Holdings, Inc.

Pursuant to Rule 433

Registration Statement 333-261756

January 4, 2023

Nomura Holdings, Inc.

Pricing Term Sheet

$600,000,000 5.709% Senior Notes due 2026

Issuer:	Nomura Holdings, Inc.

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$600,000,000

Expected Security Ratings:*	Baa1 (Moody’s) / BBB+ (S&P)

Trade Date:	January 4, 2023

Settlement Date:	January 11, 2023 (T+5)

Issue Date:	January 11, 2023

Maturity Date:	January 9, 2026

Interest Rate:	5.709% per annum, payable semi-annually in arrears

Interest Payment Dates:	January 9 and July 9 of each year, commencing on July 9, 2023 (short first coupon), to and including the Maturity Date, subject to the Business Day Convention.

Interest Period:

The period from and including the immediately preceding Interest Payment Date to but excluding the relevant Interest Payment Date. The first Interest Period will begin on and include the Settlement Date. For purposes of the interest payment on the Maturity Date, the Interest Period will end on (but excluding) the Maturity Date.

Pricing Benchmark:	4.000% due December 15, 2025

Benchmark Spot (Price/Yield):	99-22 3/8 / 4.109%

Spread to Benchmark:	160 basis points

Issue Price:	100.000% of the principal amount

Underwriting Commission:	0.250% of the principal amount

Day Count Convention:	30/360

Business Day:	New York, London, Tokyo

Business Day Convention:	Following, unadjusted

Listing:	Singapore Exchange Securities Trading Limited

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

CUSIP:	65535HBG3

ISIN:	US65535HBG39

Common Code:	256457946

Joint Lead Managers and Joint Bookrunners:**

Nomura Securities International, Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

SMBC Nikko Securities America, Inc.

Barclays Capital Inc.

Crédit Agricole Corporate and Investment Bank

The Korea Development Bank

Lloyds Securities Inc.

Natixis Securities Americas LLC

Scotia Capital (USA) Inc.

SEB Securities, Inc.

Co-Managers:**

BNP Paribas Securities Corp.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

Academy Securities, Inc.

BANKINTER, S.A.

BBVA Securities Inc.

BMO Capital Markets Corp.

CaixaBank, S.A.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Intesa Sanpaolo S.p.A.

KEXIM ASIA LIMITED

Mischler Financial Group, Inc.

Nordea Bank Abp

UniCredit Capital Markets LLC

Notes:

* A “Baa1” rating by Moody’s is in the higher end of the fourth-highest category of Moody’s ratings. Obligations rated “Baa” are subject to moderate credit risk. They are considered medium grade and as such may possess certain speculative characteristics. The modifier “1” indicates that the obligation ranks in the higher end of its generic rating category; the modifier “2” indicates a mid-range ranking; and the modifier “3” indicates a ranking in the lower end of that generic rating category.

A “BBB” rating by S&P is the fourth-highest category of S&P rating while a “+” or “-” designation shows the relative standing within the major rating categories. A “BBB” rating by S&P generally indicates that the obligor has adequate capacity to meet its financial commitments. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments.

Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

** One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting your Nomura Sales Representative, Nomura Securities International, Inc., Worldwide Plaza, 309 West 49th Street, New York, New York 10019-7316, U.S.A., Telephone: 1-800-638-2268 or BofA Securities, Inc., One Bryant Park, New York, NY 10036, U.S.A., Telephone: 1-800-294-1322.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

January 4, 2023

Nomura Holdings, Inc.

Pricing Term Sheet

$550,000,000 5.842% Senior Notes due 2028

Issuer:	Nomura Holdings, Inc.

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$550,000,000

Expected Security Ratings:*	Baa1 (Moody’s) / BBB+ (S&P)

Trade Date:	January 4, 2023

Settlement Date:	January 11, 2023 (T+5)

Issue Date:	January 11, 2023

Maturity Date:	January 18, 2028

Interest Rate:	5.842% per annum, payable semi-annually in arrears

Interest Payment Dates:	January 18 and July 18 of each year, commencing on July 18, 2023 (long first coupon), to and including the Maturity Date, subject to the Business Day Convention.

Interest Period:

The period from and including the immediately preceding Interest Payment Date to but excluding the relevant Interest Payment Date. The first Interest Period will begin on and include the Settlement Date. For purposes of the interest payment on the Maturity Date, the Interest Period will end on (but excluding) the Maturity Date.

Pricing Benchmark:	3.875% due December 31, 2027

Benchmark Spot (Price/Yield):	100-04 3/4 / 3.842%

Spread to Benchmark:	200 basis points

Issue Price:	100.000% of the principal amount

Underwriting Commission:	0.350% of the principal amount

Day Count Convention:	30/360

Business Day:	New York, London, Tokyo

Business Day Convention:	Following, unadjusted

Listing:	Singapore Exchange Securities Trading Limited

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

CUSIP:	65535HBH1

ISIN:	US65535HBH12

Common Code:	256457962

Joint Lead Managers and Joint Bookrunners:**

Nomura Securities International, Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

SMBC Nikko Securities America, Inc.

Barclays Capital Inc.

Crédit Agricole Corporate and Investment Bank

The Korea Development Bank

Lloyds Securities Inc.

Natixis Securities Americas LLC

Scotia Capital (USA) Inc.

SEB Securities, Inc.

Co-Managers:**

BNP Paribas Securities Corp.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

Academy Securities, Inc.

BANKINTER, S.A.

BBVA Securities Inc.

BMO Capital Markets Corp.

CaixaBank, S.A.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Intesa Sanpaolo S.p.A.

KEXIM ASIA LIMITED

Mischler Financial Group, Inc.

Nordea Bank Abp

UniCredit Capital Markets LLC

Notes:

* A “Baa1” rating by Moody’s is in the higher end of the fourth-highest category of Moody’s ratings. Obligations rated “Baa” are subject to moderate credit risk. They are considered medium grade and as such may possess certain speculative characteristics. The modifier “1” indicates that the obligation ranks in the higher end of its generic rating category; the modifier “2” indicates a mid-range ranking; and the modifier “3” indicates a ranking in the lower end of that generic rating category.

A “BBB” rating by S&P is the fourth-highest category of S&P rating while a “+” or “-” designation shows the relative standing within the major rating categories. A “BBB” rating by S&P generally indicates that the obligor has adequate capacity to meet its financial commitments. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments.

Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

** One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting your Nomura Sales Representative, Nomura Securities International, Inc., Worldwide Plaza, 309 West 49th Street, New York, New York 10019-7316, U.S.A., Telephone: 1-800-638-2268 or BofA Securities, Inc., One Bryant Park, New York, NY 10036, U.S.A., Telephone: 1-800-294-1322.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

January 4, 2023

Nomura Holdings, Inc.

Pricing Term Sheet

$750,000,000 6.181% Senior Notes due 2033

Issuer:	Nomura Holdings, Inc.

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$750,000,000

Expected Security Ratings:*	Baa1 (Moody’s) / BBB+ (S&P)

Trade Date:	January 4, 2023

Settlement Date:	January 11, 2023 (T+5)

Issue Date:	January 11, 2023

Maturity Date:	January 18, 2033

Interest Rate:	6.181% per annum, payable semi-annually in arrears

Interest Payment Dates:	January 18 and July 18 of each year, commencing on July 18, 2023 (long first coupon), to and including the Maturity Date, subject to the Business Day Convention.

Interest Period:	The period from and including the immediately preceding Interest Payment Date to but excluding the relevant Interest Payment Date. The first Interest Period will begin on and include the Settlement Date. For purposes of the interest payment on the Maturity Date, the Interest Period will end on (but excluding) the Maturity Date.

Pricing Benchmark:	4.125% due November 15, 2032

Benchmark Spot (Price/Yield):	103-20+ / 3.681%

Spread to Benchmark:	250 basis points

Issue Price:	100.000% of the principal amount

Underwriting Commission:	0.450% of the principal amount

Day Count Convention:	30/360

Business Day:	New York, London, Tokyo

Business Day Convention:	Following, unadjusted

Listing:	Singapore Exchange Securities Trading Limited

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

CUSIP:	65535HBK4

ISIN:	US65535HBK41

Common Code:	256458012

Joint Lead Managers and Joint Bookrunners:**

Nomura Securities International, Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

SMBC Nikko Securities America, Inc.

Barclays Capital Inc.

Crédit Agricole Corporate and Investment Bank

The Korea Development Bank

Lloyds Securities Inc.

Natixis Securities Americas LLC

Scotia Capital (USA) Inc.

SEB Securities, Inc.

Co-Managers:**

BNP Paribas Securities Corp.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

Academy Securities, Inc.

BANKINTER, S.A.

BBVA Securities Inc.

BMO Capital Markets Corp.

CaixaBank, S.A.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Intesa Sanpaolo S.p.A.

KEXIM ASIA LIMITED

Mischler Financial Group, Inc.

Nordea Bank Abp

UniCredit Capital Markets LLC

Notes:

* A “Baa1” rating by Moody’s is in the higher end of the fourth-highest category of Moody’s ratings. Obligations rated “Baa” are subject to moderate credit risk. They are considered medium grade and as such may possess certain speculative characteristics. The modifier “1” indicates that the obligation ranks in the higher end of its generic rating category; the modifier “2” indicates a mid-range ranking; and the modifier “3” indicates a ranking in the lower end of that generic rating category.

A “BBB” rating by S&P is the fourth-highest category of S&P rating while a “+” or “-” designation shows the relative standing within the major rating categories. A “BBB” rating by S&P generally indicates that the obligor has adequate capacity to meet its financial commitments. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments.

Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

** One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting your Nomura Sales Representative, Nomura Securities International, Inc., Worldwide Plaza, 309 West 49th Street, New York, New York 10019-7316, U.S.A., Telephone: 1-800-638-2268 or BofA Securities, Inc., One Bryant Park, New York, NY 10036, U.S.A., Telephone: 1-800-294-1322.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.